Exhibit 99, Table of Transactions

   200 shares at $54.89

   200 shares at $54.90

   200 shares at $54.91

   200 shares at $54.92

   800 shares at $54.93

   500 shares at $54.94

   200 shares at $54.95

   200 shares at $54.97

1,200 shares at $54.99

1,300 shares at $55.00

1,400 shares at $55.01

   900 shares at $55.02

   100 shares at $55.03

1,500 shares at $55.04

1,300 shares at $55.05

   200 shares at $55.07

   200 shares at $55.08

1,500 shares at $55.09

4,029 shares at $55.10

2,700 shares at $55.11

   200 shares at $55.12

   400 shares at $55.13

1,000 shares at $55.14

   800 shares at $55.15

   400 shares at $55.16

   800 shares at $55.17

1,600 shares at $55.18

   200 shares at $55.19

2,000 shares at $55.20

   100 shares at $55.21

   300 shares at $55.22

   200 shares at $55.25

   700 shares at $55.26

27,529 Total Shares at $55.0878 (average sale price)